UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 16, 2009
Date of Report (date of earliest event reported)

EAST WEST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-24939

Delaware	95-4703316
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

135 N Los Robles Ave., 7th Floor, Pasadena, California 91101

(Address of principal executive offices including zip code)

(626) 768-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities.

On July 16, 2009, East West Bancorp, Inc. (the “Company”) entered into an agreement with a shareholder of the Company’s 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (the “Series A Preferred Stock”). Under the terms of the agreement, the Company and the shareholder agreed to an exchange of 1,800,000 shares of the Company’s common stock for 20,000 shares of the Series A Preferred Stock held by the shareholder. The shares are expected to settle on July 20, 2009.

Additionally, the Company had entered into an agreement with another shareholder of the Series A Preferred Stock on July 3, 2009. Under the terms of that agreement, the Company and the shareholder agreed to an exchange of 41,940 shares of the Company’s common stock for 466 shares of the Series A Preferred Stock held by the shareholder. The shares settled before July 15, 2009.

The shares of the Company’s common stock that are being issued to the Shareholders are being issued pursuant to the exemption set forth in Section 3(a)(9) of the Securities Act of 1933, as amended, for securities exchanged by an issuer with its existing security holders, exclusively, where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

Subsequent to the settlement of the exchanges, the Company’s tangible common equity will increase by $20.5 million and its June 30, 2009 pro forma tangible common equity ratio is 7.44%, including the impact of these exchanges.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2009

EAST WEST BANCORP, INC.

By:	/s/ Thomas J. Tolda
Thomas J. Tolda Executive Vice President, Chief Financial Officer